ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 14th day of March, 2008, is entered into by and among Perma-Fix of Dayton, Inc., an Ohio corporation ("Seller"), Perma-Fix Environmental Services, Inc., a Delaware corporation and the sole shareholder of Seller (the "Shareholder"), and OGM, Ltd., an Ohio limited liability company ("Purchaser").

A. Seller is engaged in the business of industrial waste management relating to fuel blending, wastewater treatment and treatment, storage and disposal of certain limited types of hazardous waste located at 300 South West End Avenue (also known as Cherokee Drive), Dayton, Ohio (the "Business"). The Shareholder owns 100% of the issued and outstanding shares of capital stock of Seller.

B. Subject only to the limitations and exclusions contained in this Agreement, and on the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, certain assets of the Business.

NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I - PURCHASE AND SALE

1.1 Agreement to Sell. At the Closing (as defined in Section 2.1) and except as otherwise expressly provided in Section 1.2 hereof, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the following assets (collectively, the "Purchased Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances of any nature whatsoever except Permitted Liens (as defined in Section 3.1.12):

(a) all of Seller's machinery, vehicles, equipment, office supplies, computers, tools, dies, furniture, furnishings, fixtures, goods and other tangible personal property set forth on SCHEDULE 1.1(a) of the Disclosure Schedules (as defined in Section 3.1);

(b) all of Seller's rights under Authorizations (as defined in Section 3.1.14) set forth on SCHEDULE 1.1(b) to the extent that such rights thereunder are transferable; except for the name "Perma-Fix", the Perma-Fix Process and the Perma-Fix II Process;

(c) all Assumed Contracts (as defined in Section 3.1.17) of the Seller relating to the Business, including leases of any real or personal property;

(d) all of Seller's rights to Intellectual Property (as defined in Section 3.1.20) set forth on SCHEDULE 3.1.20 of the Disclosure Schedules, except for the name "Perma-Fix" and the Perma-Fix Process and the Perma-Fix II Process;

(e) all of Seller's rights to the Real Property (as defined in Section 3.1.9) set forth on SCHEDULE 3.1.9 of the Disclosure Schedules;

(f) all of Seller's works in process, raw materials, packaging materials and labels and other inventory as set forth on SCHEDULE 1.1(f) of the Disclosure Schedules;

(g) all accounts, notes and other receivables of the Seller arising in connection with the Business which are set forth on SCHEDULE 1.1(g) of the Disclosure Schedules;

(h) all of Seller's prepaid expenses, advance payments, deposits and other similar assets relating to the Business;

(i) all of Seller's information, files, books, records, data, plans, contracts and recorded knowledge, including without limitation, customer and supplier lists, relating to the Business or any of the foregoing Purchased Assets; provided, however, that Seller may retain one copy of the documents thereof;

(j) all of Seller's rights under express or implied warranties relating to any of the foregoing Purchased Assets; and

(k) the goodwill of the Business as a going concern.

1.2 Excluded Assets. Except for the Purchased Assets, all other assets are not part of the sale and purchase contemplated hereunder and shall remain the property of Seller after the Closing (collectively, the "Excluded Assets").

1.3 Agreement to Purchase. At the Closing, Purchaser shall purchase the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement, in exchange for the Purchase Price (as defined in Section 1.4). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of the Business and Seller, but only to the extent expressly provided in Section 1.5.1 of this Agreement. Except as expressly provided in Section 1.5.1 hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Business, Seller or the Shareholder.

1.4 Purchase Price.

1.4.1 Purchase Price.

(a) As consideration for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, at the Closing, Purchaser shall pay to Seller $2,143,630 by wire transfer of immediately available funds to such account as Seller shall designate to Purchaser in writing three (3) business days prior to the Closing (the "Purchase Price"). The Purchase Price subsequently shall be adjusted pursuant to the Closing Price Adjustment, if any, as described in Section 1.4.1(b) below.

(b) Within ninety (90) days after the Closing Date, Seller and Purchaser shall prepare a balance sheet of the Seller as of the Closing Date (the "Closing Date Balance Sheet") pursuant to the terms of this Section 1.4.1(b), which shall set forth the Closing Working Capital.

The Closing Working Capital shall be determined by subtracting from the "Current Assets" the "Current Liabilities." "Current Assets" shall refer to the value of the Seller's cash, accounts receivables, inventories, supplies, prepaid expenses and other current assets on the Closing Date Balance Sheet (excluding the AIG receivable set forth on SCHEDULE 1.1(g), employee loans and intercompany receivables, which are receivables owned by the Shareholder or its other subsidiaries to the Seller). "Current Liabilities" shall refer to the balance of the Seller's accounts payable, $71,654 of accrued compensation and accrued expenses (excluding legal and investment banking/broker fees, the PNC ZBA credit line, $70,224 of the Bulk Waste/Tank accrual, the intercompany expenses, which are expenses owing by the Seller to the Shareholder and other subsidiaries of the Shareholder, accrued compensation, accrued income taxes, reserves for contingent and established environmental liabilities and reserves in connection with the Consent Decree and the Settlement Agreement) on the Closing Date Balance Sheet.

(i) To the extent the Closing Working Capital of the Seller as noted on the Closing Date Balance Sheet is in excess of $437,845 (a "Positive Closing Price Adjustment"), the Purchase Price shall be adjusted up by the amount of the excess over $437,845. Any Positive Closing Price Adjustment shall be paid by Purchaser to Seller within ten (10) days of the preparation of the Closing Date Balance Sheet.

(ii) To the extent the Closing Working Capital of the Seller as noted on the Closing Date Balance Sheet is less than $437,845 (a "Negative Closing Price Adjustment"), the Purchase Price shall be adjusted down by the amount by which it is less than $437,845. Any Negative Closing Price Adjustment shall be paid by Seller to Purchaser within ten (10) days of the preparation of the Closing Date Balance Sheet.

(iii) If the Seller and the Purchaser cannot agree on a Closing Date Balance Sheet within such ninety (90) days after the Closing, the parties shall have Deloitte & Touche, LLP, an independent accounting firm located in Columbus, Ohio ("Accounting Firm"), prepare a Closing Date Balance Sheet pursuant to the terms of this Section 1.4.1(b), which shall be binding on the parties hereto for the purposes of this Section 1.4.1(b). The fees and expenses of the Accounting Firm shall be shared equally by Seller and Purchaser.

1.4.2 Allocation of Purchase Price. It is specifically agreed by the parties hereto that for federal, state, local and foreign tax purposes the Purchase Price for the Purchased Assets shall be allocated to and among the Purchased Assets in such manner as set forth in SCHEDULE 1.4.2 of the Disclosure Schedules. Each of Purchaser, Seller and the Shareholder hereby covenants and agrees that such person will not take a position on any federal, state, local or foreign income, franchise, excise or sales tax return, before any governmental agency charged with the collection of any income, franchise, excise or sales tax, or in any judicial proceeding, that is in any way inconsistent with the terms of this Section 1.4.2 and SCHEDULE 1.4.2 of the Disclosure Schedules.

1.4.3 Payment of Closing Costs Related to Transfer of Real Property. In addition, each of the Purchaser and Seller shall pay one-half of: (a) all real property conveyance and transfer fees and taxes charged or payable to government offices in connection with the conveyance of the Real Property; and (b) all recording charges related to the conveyance of the Real Property. Purchaser shall pay all recording charges related to documents required by

Purchaser's lender, if any. Any other real property closing costs not described in this Agreement shall be split equally between Purchaser and Seller.

1.5 Liabilities and Obligations of Seller.

1.5.1 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, and when due, the following and only the following (individually, an "Assumed Liability" and collectively, the "Assumed Liabilities"):

(a) all liabilities and obligations of Seller with respect to the trade and/or accounts payables incurred by Seller on or prior to the Closing which are related to the Business and reflected on the Balance Sheet or the Closing Date Balance Sheet or those set forth in SCHEDULE 1.5.1(a) of the Disclosure Schedules;

(b) all liabilities and obligations of Seller arising on or after the Closing Date in respect of the Assumed Contracts, including, without limitation, those set forth on SCHEDULE 1.5.1(b) of the Disclosure Schedules;

(c) those liabilities and obligations of Seller with respect to the Settlement Agreement attached hereto as Exhibit A in respect of the litigation styled Fisher v. Perma-Fix of Dayton, Inc. (the "Settlement Agreement") which are assumed by, and to be paid or performed by, Purchaser as set forth on Exhibit C attached hereto;

(d) those liabilities and obligations of Seller with respect to the Consent Decree by and among the United States Environmental Protection Agency, the United States Department of Justice, Seller and the Shareholder attached hereto as Exhibit B (the "Consent Decree"), which are assumed by, and to be paid or performed by, Purchaser as set forth on Exhibit C;

(e) those liabilities of Seller that are specifically set forth in SCHEDULE 1.5.1(e) of the Disclosure Schedules; and

(f) any and all liabilities which arise out of or are based upon the acts or actions of the Purchaser after the Closing Date or the operation of the Business or ownership or use of the Purchased Assets after the Closing Date.

1.5.2 Liabilities and Obligations Retained by Seller and the Shareholder. Except for the Assumed Liabilities, which Purchaser shall pay and perform, when due, Purchaser shall not assume or have any responsibility with respect to any obligation or liability of the Seller or the Shareholder, including without limitation, the following:

(a) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any acts or actions of Seller in connection with the operation of the Business or the Purchased Assets prior to the Closing, which is imposed or asserted to be imposed by operation of law, in connection with any service performed or acts of the Seller in the operation of the Business prior to the Closing Date;

(b) any federal, state, local or foreign income or other tax (and all penalties, interest and additions with respect thereto) (i) payable with respect to the Business, assets, properties or operations of Seller which arose or accrued prior to the Closing Date, or (ii) owing by the Seller or the Shareholder arising as a consequence of the consummation of this Agreement;

(c) any liability or obligation under or in connection with the Excluded Assets;

(d) any liability or obligation of the Seller to any employees, agents, independent contractors or consultants of Seller or under any of the Seller's benefit arrangement with respect thereto;

(e) any liability or obligation arising under any employee benefit plan, arrangement or program maintained by Seller;

(f) any liability or obligation of Seller or the Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and the fees and expenses of counsel, accountants and other experts;

(g) any liability or obligation of Seller or the Shareholder for indebtedness for borrowed money, indebtedness secured by liens on Seller's assets incurred prior to the Closing Date or guarantees by the Seller of any of the foregoing;

(h) any liability or obligation of Seller arising by reason of any violation or alleged violation by Seller of any federal, state, local or foreign law or any requirement of any governmental authority or by reason of any breach or alleged breach of Seller of any agreement, contract, lease commitment, instrument, judgment, order or decree, regardless of when any such violation or breach is asserted, including without limitation, any CERCLA liability or obligation of Seller relating to Seller's operation of the Business prior to the Closing; except as otherwise provided in SCHEDULE 1.5.2(h);

(i) those obligations or liabilities of Seller under the Settlement Agreement which are to be paid and/or performed by Seller as set forth on Exhibit C;

(j) those obligations or liabilities of Seller under the Consent Decree which are to be paid and/or performed by Seller as set forth on Exhibit C; and

(k) any other liability or obligation of Seller or the Shareholder not expressly assumed by Purchaser under Section 1.5.1.

Notwithstanding anything contained in this Section 1.5.2 to the contrary, neither the Seller nor Shareholder shall be liable or obligated for any liabilities or obligations that are or come within the Assumed Liabilities.

ARTICLE II - CLOSING

2.1 Time and Place of Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at 10:00 a.m. local time, on March 14, 2008, at the offices of Purchaser's counsel, 52 East Gay Street, Columbus, Ohio, or on such other date and at such other place as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date." At the Closing, possession and operating control of the Purchased Assets shall be delivered and/or tendered by Seller to Purchaser and title to the Purchased Assets shall pass to Purchaser. The effective time of the Closing shall be 12:01 a.m. EDST on the Closing Date.

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

(a) Seller shall deliver to Purchaser the following:

(i) a duly executed Bill of Sale and Assignment and Assumption Agreement, in the forms attached hereto as Exhibits E and F, respectively, together with such other duly executed instruments of conveyance, assignment and transfer, in form reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser good, marketable and valid title to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances of any nature whatsoever except Permitted Liens;

(ii) a duly executed and recordable Limited Warranty Deed, in the form of Exhibit G, to vest in Purchaser marketable fee simple title in and to the Real Property, free and clear of all liens and encumbrances except the Permitted Liens;

(iii) evidence reasonably satisfactory to Purchaser and its counsel that all encumbrances on the Purchased Assets have been fully satisfied and released;

(iv) actual possession and operating control of all of the Purchased Assets;

(v) a non-foreign person certificate (pursuant to 26 U.S.C. § 1445), if required, and any other document which is customarily executed and delivered by a seller at a real estate closing in Franklin County, Ohio or which may be reasonably requested by Purchaser;

(vi) Such affidavits and indemnities from Seller in such form and content as may be provided by Purchaser or the title company and as are reasonably necessary to enable the title company issuing the Title Insurance Commitment to delete the standard exceptions listed therein from the owner's title insurance policy and, if applicable, loan title insurance policy, to be issued hereunder; and

(vii) such other documents as Purchaser reasonably may request in connection with the transfer of title in and to the Purchased Assets to Purchaser and the consummation of the transactions contemplated by this Agreement.

All of the foregoing documents in this Section 2.2(a) shall be satisfactory in form and substance to Purchaser, shall be dated the Closing Date and shall be duly executed by Seller and/or the Shareholder, as applicable.

(b) Purchaser shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the duly executed Assignment and Assumption Agreement; and

(iii) such other documents as Seller may reasonably request to consummate the transactions contemplated by this Agreement.

All of the foregoing documents in this Section 2.2(b) shall be satisfactory in form and substance to Seller, shall be dated as of the Closing Date and shall be duly executed by Purchaser.

(c) At the Closing, the parties hereto shall deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article VI hereof.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller and the Shareholder. Subject to the limitations, terms and conditions contained in this Agreement, each of Seller and the Shareholder hereby jointly and severally represents and warrants to Purchaser that, except for the exceptions set forth on a Disclosure Schedule, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder (collectively, the "Disclosure Schedules"); provided, however, no individual representation or warranty shall be considered breached unless such individual breach involves more than $25,000, and, notwithstanding anything in this Agreement to the contrary, the remedies available to Purchaser or Indemnified Purchaser Parties (as defined in Section 6.1) for breach of such representations or warranties shall be limited as set forth in Section 6.4 hereof;

3.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to conduct the Business as presently conducted and to own or use the properties and assets it purports to own or use.

3.1.2 Corporate Power; Authorization; Enforceable Obligations. Each of Seller and the Shareholder has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by Seller or the Shareholder to which it is a party (collectively, the "Seller's Documents"). The execution, delivery and performance by Seller of this Agreement and of each Seller's Document has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the Seller's Documents will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal,

valid and binding obligations of Seller and of the Shareholder (if a party thereto), enforceable against Seller and the Shareholder in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally, (ii) the remedy of specific performance and injunction relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws ("Equitable Exceptions").

3.1.3 Validity of Contemplated Transactions. Except as set forth in SCHEDULE 3.1.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and each of Seller's Documents by Seller and the Shareholder (if a party thereto) does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller or any of the Purchased Assets is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Purchased Assets, (c) the charter or organizational documents of, or any securities issued by, Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization (as defined in Section 3.1.14), or other instrument, document or understanding, oral or written, to which Seller or the Shareholder is a party thereto, or by which any of the Purchased Assets are bound or affected. Except for approvals and consents from the Ohio EPA as required by Environmental Laws, filings of deeds in the appropriate real estate records, required consents and approvals under the Consent Decree and Settlement Agreement filings by the Shareholder as required under applicable securities laws, and/or as provided in SCHEDULE 3.1.3 of the Disclosure Schedules, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or any of the Seller's Documents by either Seller or the Shareholder.

3.1.4 Ownership; Options. The Shareholder owns 100% of the issued and outstanding shares of capital stock of Seller, and no person has any option, warrant or other right to acquire any shares of capital stock of Seller. Except for this Agreement, there are no existing agreements, options, commitments or rights with, of, or to, any person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory or services to be provided by Seller or as set forth in SCHEDULE 3.1.4.

3.1.5 Financial Statements. Seller has delivered to Purchaser true and complete copies of the balance sheet of Seller at December 31, 2007, and the related statements of income and cash flow for the twelve (12) month period then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved. Such balance sheet, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the date indicated and such statement of income, cash flow and changes in shareholders' equity fairly present the results of operations, cash flow and changes in shareholders' equity of Seller for the period indicated. References in this Agreement to the "Balance Sheet" shall mean the balance sheet of Seller as of December 31, 2007 referred to

above; and references in this Agreement to the "Balance Sheet Date" shall be deemed to refer to December 31, 2007.

3.1.6 Accounts Receivable. The accounts receivable of Seller as set forth on the Balance Sheet are, and as of the Closing the Accounts Receivable will be, valid and genuine; have (or, with respect to the Accounts Receivable, will have as of the Closing) arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice (net of all applicable rebates and credits); to the knowledge of the Seller and the Shareholder, are not (or, with respect to the Accounts Receivable, will not be as of the Closing) subject to valid defenses, set-offs or counterclaims; and are (or, with respect to the Accounts Receivable, will be as of the Closing) current and are collectible within forty-five (45) days after billing, less any reserve for collection losses set forth on the Balance Sheet or the Closing Date Balance Sheet, except as disclosed on SCHEDULE 3.1.6 of the Disclosure Schedule.

3.1.7 Inventory. All inventory owned by Seller as set forth on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is of a quantity usable and salable at Seller's customary prices in the ordinary course of business; is valued at book value; and is not subject to any writedown or write-off. Seller is not under any liability or obligation with respect to the return of inventory in the possession of suppliers, distributors, resellers or customers.

3.1.8 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations except those liabilities or obligations:

(a) set forth on the Balance Sheet and not heretofore paid or discharged;

(b) arising in the ordinary course of business under any agreement, contract, commitment, lease or plan;

(c) incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business, since the Balance Sheet Date;

(d) incurred in connection with the Settlement Agreement and the Consent Decree; or

(e) disclosed in SCHEDULE 3.1.8 of the Disclosure Schedules.

For purposes of this Agreement, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, or obligation, required to be disclosed as a liability under general accepted accounting principles ("GAAP").

3.1.9 Real Property. SCHEDULE 3.1.9 of the Disclosure Schedules contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership or leasehold interest (collectively, the "Real Property"). The Real Property is comprised of several parcels of real estate and when the term "Real Property" is used herein, it shall apply to all of the Real Property or each parcel of

Real Property, together with all improvements, appurtenances, fixtures and hereditaments thereto, including any buildings (the "Buildings") situated thereon, as the context requires. Seller owns, and at Closing shall deliver to Purchaser, marketable fee simple title to the Real Property, free and clear of any mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances, except for Permitted Liens (as defined in Section 3.1.12 hereof). True and complete copies of all (a) deeds, existing title insurance policies and surveys of or pertaining to the Real Property, and (b) instruments, agreements and other documents evidencing, creating or constituting a Permitted Lien have been delivered to Purchaser.

As to the Real Property:

(a) All assessments now a lien are shown on the local real estate records and no improvement, site or area, has been installed by any public authority, the cost of which is to be assessed against the Real Property in the future, and neither Seller nor any of its agents, employees or representatives have received notice, oral or written, or have knowledge of any proposed improvement, any part of the cost of which would or might be assessed against the Real Property, except as disclosed on SCHEDULE 3.1.9;

(b) No unpaid improvements which might ripen into and form the basis of a mechanics' lien have been made to the Real Property, except as disclosed on SCHEDULE 3.1.9;

(c) Neither Seller, nor any agent, employee or representative of Seller, has been notified within the past two (2) years of any condemnation proceedings against the Real Property; and

(d) There are no rights of possession, use or otherwise outstanding in third persons by reason of unrecorded leases, land contracts, sales contracts, easements, options or other comparable instruments, except as disclosed on SCHEDULE 3.1.9.

3.1.10 Books of Account. The books, records and accounts of Seller are complete and correct, subject to normal year end adjustments as required under GAAP. The matters contained therein are appropriate and accurately reflected in the financial statements of Seller referred to in Section 3.1.5 hereof, subject to normal year end adjustments as required under GAAP. The Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

3.1.11 Existing Condition. Except as provided in SCHEDULE 3.1.11 of the Disclosure Schedules, since the Balance Sheet Date, Seller has not:

(a) incurred any liabilities in excess of $25,000, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities in excess of $25,000 of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b) sold, encumbered, assigned or transferred any assets or properties, the aggregate value of which exceeds $25,000, which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except for transactions in the ordinary course of business consistent with past practice or consistent with the Shareholder's cash management policy or management fee to the Shareholder;

(c) created, incurred, assumed or guaranteed any indebtedness for, or increased its liability for, money borrowed, or mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

(d) made or suffered any amendment to any Assumed Contract, or modified or waived any substantial debts or claims held by it or waived any rights not in the ordinary course of business other than the Settlement Agreement or the Consent Decree;

(e) suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely affects the Business, operations, assets, properties or condition (financial or otherwise), other than as set forth in the Consent Decree, Settlement Agreement or incurred in the ordinary course of business;

(f) suffered any material adverse change in the Business, operations, assets, properties, or condition (financial or otherwise), other than pursuant to the Consent Decree or Settlement Agreement;

(g) other than as set forth in the Settlement Agreement or the Consent Decree, received notice or had knowledge of any occurrence, event or condition which has had or will have a material adverse effect on the Business, operations, assets, properties, or condition (financial or otherwise);

(h) changed any of the accounting principles followed by it or the methods of applying such principles; or

(i) except for this Agreement, the Consent Decree and the Settlement Agreement, entered into any transaction other than in the ordinary course of business consistent with past practice.

3.1.12 Title to Assets. Seller has, and as of the Closing will have, good and marketable title to all of the Purchased Assets, which it purports to own, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances of any nature whatsoever, except liens, mortgages, pledges, security interest, charges, claims, restrictions and/or other encumbrances disclosed in SCHEDULE 3.1.12 of the Disclosure Schedules or in the Authorizations, or consents, rights of way, restrictions, easements or zoning matters of record (the "Permitted Liens").

3.1.13 Tangible Assets. Except as disclosed in SCHEDULE 3.1.13 of the Disclosure Schedules, all equipment and other items of tangible property and assets are, and as of the date of Closing will be, (i) in good operating condition and repair, subject to normal wear and maintenance, (ii) usable in the regular and ordinary course of business and (iii) in compliance

with all applicable Regulations and Authorizations (each as defined in Section 3.1.14) relating to their use and operation. No person other than Seller owns any equipment or other items of tangible property or assets situated on the premises of Seller or necessary to the operation of the Business, except for leased items disclosed in the Disclosure Schedules, items of immaterial value and items constituting Excluded Assets.

3.1.14 Compliance with Regulations; Authorizations. Except as set forth in SCHEDULE 3.1.14 of the Disclosure Schedules or the Consent Decree or Settlement Agreement, Seller has complied with each, and is not in violation of any, law, ordinance, governmental or regulatory rule or regulation, judgment, decision or order, whether federal, state, local or foreign, to which Seller, the Business or any of the Purchased Assets are subject (collectively, "Regulations"). Except as set forth in SCHEDULE 3.1.14 of the Disclosure Schedules or the Consent Decree or Settlement Agreement, Seller owns, holds, possesses or lawfully uses in the operation of its Business all Authorizations set forth on SCHEDULE 1.1(b). For the purposes of this Agreement, "Authorizations" is defined as those franchises, licenses, permits, easements, applications, filings, registrations and other authorizations which are necessary for Seller to conduct the Business as now conducted or for the ownership and use of the Purchased Assets, except for the name "Perma-Fix" and the Perma-Fix Process and the Perma-Fix II Process. Except as set forth in SCHEDULE 3.1.14 of the Disclosure Schedules, or the Consent Decree or Settlement Agreement, Seller is not in default, and neither Seller nor the Shareholder has received any notice of any claim of default, with respect to any Authorization. The Shareholder does not own any Authorization which Seller owns, possesses or uses in the operation of the Business, except for the name "Perma-Fix", the Perma-Fix Process and the Perma-Fix II Process.

3.1.15 Litigation. Except as disclosed in SCHEDULE 3.1.15 of the Disclosure Schedules, or the Consent Decree and the Settlement Agreement, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Seller or the Shareholder, threatened against Seller or which relates to the Business, the Purchased Assets or the transactions contemplated by this Agreement. Except as disclosed in SCHEDULE 3.1.15 of the Disclosure Schedules, or the Consent Decree and the Settlement Agreement, neither Seller nor the Shareholder is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which would adversely affect Seller, the Business, the Purchased Assets or the transactions contemplated by this Agreement.

3.1.16 Insurance. The Purchased Assets and the operations of Seller are insured under various policies of general liability and other forms of insurance, all of which are described in SCHEDULE 3.1.16 of the Disclosure Schedules, and copies of each policy has been or will be delivered to the Purchaser. All such policies are in full force and effect in accordance with their terms, and no notice of cancellation has been received. Except as disclosed on SCHEDULE 3.1.16, of the Disclosure Schedules, all premiums for insurance relating to the Business and the Purchased Assets to date that are due and payable have been paid in full. SCHEDULE 3.1.16 of the Disclosure Schedules also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business or the Purchased Assets.

3.1.17 Agreements, Contracts and Commitments. SCHEDULE 3.1.17 of the Disclosure Schedules contains an accurate list and summary description of the following outstanding agreements, contracts, commitments, leases, plans and other instruments, documents and understandings (whether written or oral) pertaining to the Business to which Seller is a party or has rights or by which any of the Purchased Assets are bound or affected:

(a) any agreement or contract between the Seller and the Shareholder, employee, officer, director or affiliate involving more than $25,000;

(b) any agreement, contract or commitment for the future purchase by Seller of products or services involving more than $25,000;

(c) any agreement, contract or commitment by Seller to sell or supply products or to perform services involving more than $25,000 or which relates to any warranty provided by Seller;

(d) any distribution, dealer, sales agency or similar agreement involving more than $25,000;

(e) any leases of real or personal property under which Seller is either a lessor or lessee or relating to any property at which any of the Purchased Assets are located;

(f) any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other agreement, contract or commitment for the borrowing or lending of money or any guarantee, pledge or undertaking of the indebtedness of any other person and any deed, mortgage, lien or other encumbrance affecting any of the Purchased Assets involving more than $25,000, except as reflected in the title commitment relating to the Real Property;

(g) any agreement, contract or commitment for any capital expenditure or leasehold improvement involving more than $25,000;

(h) any agreement, contract or commitment limiting or restraining Seller or the Business, or to the knowledge of the Seller, any employee, from engaging or competing in any manner or in any business, from disclosing any confidential information, from misappropriating any trade secrets or from employing any person or requiring the Seller or any of its affiliates to deal exclusively with, grant exclusive rights to, or refrain from dealing with products competitive with the products of, any customer, vendor, supplier, distributor, contractor or other party, except under this Agreement;

(i) any license, franchise, computer service, distributorship or other agreement involving more than $25,000 which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or other know-how of or used by Seller or the Shareholder in the conduct of the Business;

(j) any agreement, contract or commitment involving more than $25,000 containing minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Seller or its affiliates;

(k) any agreement, contract or commitment concerning any acquisition of all or substantially all of the assets of the Seller or all or substantially all of the outstanding capital stock of the Seller over the past five (5) years; and

(l) any other agreement, contract or commitment relating to the Business not otherwise listed on SCHEDULE 3.1.17 of the Disclosure Schedules and which either exceeds $25,000 in value or is otherwise material to Seller, the Business or the Purchased Assets.

Each of the agreements, contracts, commitments, leases, plans and other instruments of Seller relating to the Business, including without limitation, documents and undertakings listed on SCHEDULE 3.1.17 of the Disclosure Schedules, is referred to herein as an "Assumed Contract." Each Assumed Contract is valid and enforceable against the parties thereto in accordance with its terms. Except as set forth in SCHEDULE 3.1.17: with regard to each Assumed Contract to which Seller is a party, Seller is, and to the knowledge of Seller and the Shareholder, all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to the knowledge of Seller and the Shareholder, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except for Authorizations and as set forth in SCHEDULE 3.1.17, no Assumed Contract requires a consent, which has not been obtained, of any party to its assignment in connection with the transactions contemplated by this Agreement.

3.1.18 ***[RESERVED]***

3.1.19 Trade Relations. Except as disclosed in SCHEDULE 3.1.19 of the Disclosure Schedules or the Consent Decree or Settlement Agreement, since the Balance Sheet Date, there has not occurred any actual or, to the knowledge of Seller or the Shareholder, threatened termination, cancellation or limitation of, or any adverse modification or change in, the Business with any customer, reseller or distributor or any group of customers, resellers or distributors whose purchases are individually or in the aggregate material to the Business, or with any supplier of Seller; and except as disclosed on SCHEDULE 3.1.19 of the Disclosure Schedules or the Consent Decree or the Settlement Agreement, to Seller's knowledge, there exists no present condition or state of facts or circumstances that would adversely affect the Business or prevent Seller from conducting such Business substantially as heretofore conducted by Seller.

3.1.20 Intellectual Property.

(a) Except as set forth on SCHEDULE 3.1.20 of the Disclosure Schedules, Seller has no copyrights, patents, patent applications, trademarks, trade names, fictitious business names, logos, service marks, mask works, computer software, customer lists, trade secrets, designs, plans, processes, know-how, inventions and other intellectual property rights that it uses in the Business (collectively, "Intellectual Property"), except as disclosed on SCHEDULE 3.1.20.

(b) Seller has not infringed upon or unlawfully or wrongfully used any Intellectual Property owned or claimed by another person, and neither Seller nor the Shareholder

has received any notice of any claim of infringement or any other claim or proceeding relating to any such Intellectual Property.

3.1.21 Environmental Matters. Except as disclosed in SCHEDULE 3.1.21, the Consent Decree, the Settlement Agreement, or any liabilities or obligations that are or would be Assumed Liabilities:

(a) As of the date hereof Seller is in compliance in all respects with all applicable Environmental Requirements relating to the conduct of the Business, the Real Property and the Use of the Real Property, and Seller has not engaged in any Environmental Activity, nor has any Environmental Activity otherwise occurred, in violation of any applicable Environmental Requirements.

(b) To Seller's knowledge, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency are currently pending or currently threatened in connection with any Environmental Activity.

(c) No claims at any time have been made or threatened against Seller or the Real Property with respect to the conduct of the Business or the Real Property relating to damage, contribution, cost recovery, compensation, penalty, loss or injury resulting from any Hazardous Substance.

(d) Seller has no material liability, absolute or contingent, in connection with any Environmental Activity.

(e) No Hazardous Substances have been released into or from the Real Property or any component thereof.

(f) The conduct of the Business and the Use of the Real Property for its intended purpose will not result in any Environmental Activity in violation of any applicable Environmental Requirements.

(g) To Seller's knowledge, none of Seller's business operations have lands, waters or other property contaminated with hazardous waste or Hazardous Substances. Seller has provided to Purchaser copies of all communications between Seller and any governmental agencies or other authorities related to hazardous waste or Hazardous Substances on or affecting the Real Property or any other property.

(h) Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Business.

The following terms, if capitalized herein, shall have the following meanings:

"Environmental Activity" means any actual, proposed or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on the Real Property or otherwise relating to the Real Property or any Use of the Real Property or the

conduct of the Business which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.

"Environmental Condition" means any conditions with respect to air, soil, surface waters, groundwaters, stream sediments and other environmental conditions on, beneath and surrounding the Real Property or any other property, including, but not limited to, the Hazardous Substances, which could require remedial action, diminish the value of the Real Property or any other property, or result in claims or liabilities against the owner, lessee, lessor or operator of the Real Property, or any other property, including, but not limited to, a Release, the threat of a Release or the exposure of any person or the environment to one or more Hazardous Substances.

"Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., regulations promulgated thereunder, and any other federal, state or local laws and regulations which may relate to or deal with human health or the environment, all as may be from time to time amended.

"Environmental Requirements" means all present and future laws, including, but not limited to, Environmental Laws, authorizations, judgments, decrees, concessions, grants, orders, franchises, agreements, permits, licenses and other restrictions, authorizations and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

"Hazardous Substances" means, at any time, (a) any "hazardous substance" as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law at such time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; and (d) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

"Release" is the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing, migration or dumping into the environment.

"Use" means use, ownership, development, construction, maintenance, management, operation or occupancy.

3.1.22 Purchased Assets. The Purchased Assets include all of the business operations, assets, properties and other rights necessary for the conduct of the Business by Purchaser in the manner it is presently conducted by Seller.

3.1.23 Restrictions. Except as set forth on SCHEDULE 3.1.23 of the Disclosure Schedules, the Consent Decree, the Settlement Agreement or any liabilities or obligations that are or would be Assumed Liabilities, Seller is not a party to any judgment, order, writ, injunction, decree or award which materially and adversely affects the business operations, assets, properties, or condition (financial or otherwise) of the Business after consummation of the transactions contemplated by this Agreement.

3.1.24 Availability of Documents. Seller and the Shareholder have made or will make available to Purchaser copies of all of the outstanding material documents, relating to the Business, including, without limitation, all agreements, contracts, commitments, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor, listed in the Disclosure Schedules or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and the Shareholder as follows:

3.2.1 Limited Liability Company Existence. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

3.2.2 Limited Liability Company Power and Authorization. Purchaser has the limited liability company power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be executed and delivered by Purchaser in accordance with the provisions hereof (collectively, the "Purchaser's Documents"). The execution, delivery and performance of this Agreement and the Purchaser's Documents by Purchaser have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and the Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

3.2.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the Purchaser's Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter or organizational documents of, or any membership interests issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound or affected. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement and the Purchaser's Documents by Purchaser.

3.2.4 Required Filings and Consents. The execution and delivery of this Agreement by Purchaser does not, and the performance of Purchaser's obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental agency or authority, except as otherwise disclosed in SCHEDULE 3.2.4 hereof.

3.2.5 Litigation. There are no claims, suits, actions or proceedings pending or to Purchaser's knowledge, threatened against Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

3.2.6 Brokers. Purchaser has not retained the services of any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished hereunder or in connection with the negotiation, execution or performance of this Agreement shall survive the Closing for a period of three (3) years, other than those contained in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.12, 3.2.1 and 3.2.2 of this Agreement, which shall survive until the expiration of the applicable statute of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

ARTICLE IV - AGREEMENTS PENDING CLOSING

4.1 Agreements of Seller and the Shareholder Pending the Closing. Each of Seller and the Shareholder jointly and severally covenants and agrees with Purchaser that, except as otherwise agreed to in writing by Purchaser, between the date of this Agreement and the Closing Date:

4.1.1 Business in the Ordinary Course. Seller and the Shareholder shall cause the Business to be conducted in the ordinary course consistent with past practice of Seller, except for finalization, completion and performance of the Settlement Agreement and Consent Decree.

4.1.2 Existing Condition. Seller and the Shareholder shall not cause, and shall use reasonable commercial efforts so as not to permit to occur, any of the events or occurrences described in Section 3.1.11 hereof. Except in the ordinary course of business or the Settlement Agreement or the Consent Decree, Seller and the Shareholder shall not enter into any new agreement, or any amendment or termination of any existing agreement, which would affect the Purchased Assets or would otherwise be binding on Purchaser without Purchaser's prior written consent, which consent shall not be unreasonably withheld.

4.1.3 Maintenance of Physical Assets and Business Relations. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been their past practice. At all times from and after the date hereof through the Closing Date, Seller shall maintain those insurance policies described on SCHEDULE 3.1.16 of the

Disclosure Schedules, and the risk of loss or damage to the Purchased Assets shall be borne by Seller through the Closing. Seller and the Shareholder shall use their best efforts to maintain the relations and goodwill with suppliers, customers, distributors and any others having business relations with Seller or the Business.

4.1.4 Compliance with Regulations. Seller shall comply with all Regulations applicable to the Business or to Seller, except as allowed for and set forth in the Consent Decree and/or the Settlement Agreement.

4.1.5 Updated Disclosure Schedules. Seller and the Shareholder shall promptly disclose to Purchaser in updated Disclosure Schedules any information contained in the representations and warranties or the Disclosure Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that such updated Disclosure Schedules shall not be deemed to amend or supplement the representations and warranties of Seller and the Shareholder or the Disclosure Schedules thereto for the purposes of Article V of this Agreement unless Purchaser shall have consented thereto in writing.

4.1.6 Conduct of Business. Seller and the Shareholder shall use their best efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller and the Shareholder contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, Seller and the Shareholder shall cooperate with Purchaser and use their best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Seller or the Shareholder determines that a condition is not reasonably likely to be so satisfied, such party shall promptly notify Purchaser of such determination.

4.1.7 Exclusive Rights. From and after the date hereof until the Closing or earlier termination of this Agreement pursuant to Section 8.1 hereof, unless the Board of Directors of Seller or the Shareholder determines in good faith that such action is required for the Board to fulfill the Board's fiduciary duties and obligations under Ohio law and/or Delaware law, whichever is applicable, as advised by counsel to Seller or the Shareholder and Seller gives Purchaser prior written notice of such action ("Fiduciary Out"), neither Seller nor the Shareholder and none of their respective representatives will directly or indirectly solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any person or organization (other than Purchaser and its representatives) regarding any offer or proposal with respect to the acquisition by purchase, merger, lease or otherwise of any capital stock of Seller, any of the Business, or any material assets, properties, subsidiaries, customer/supplier relationships or other operations of Seller, and each will promptly notify Purchaser of any such discussion, offer or proposal. The parties hereto acknowledge that money damages would not be a sufficient remedy for any breach of this Section 4.1.7 and that, in addition to all other remedies available to it, Purchaser will be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach, and Seller and each Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. If the Seller or the Shareholder exercises the Fiduciary Out in

accordance with the terms of this Section 4.1.7, Seller and the Shareholder shall cause the other party to reimburse the Purchaser its reasonable out of pocket legal expenses incurred by Purchaser in connection with the negotiation and preparation of this Agreement and the transactions contemplated in this Agreement.

4.1.8 Access. At all reasonable times prior to Closing, Purchaser and its representatives shall have the right to: (a) examine, inspect and review the Business and the Purchased Assets and all books, contracts, agreements, commitments, records and documents of every kind relating to the Business and the Purchased Assets, (b) interview personnel, suppliers and customers (including prospective customers) of Seller, and (c) conduct any inspections, examinations and tests that Purchaser may desire to make in order to evaluate the Real Property. Seller and the Shareholder shall reasonably cooperate with Purchaser and its representatives in conducting the reviews and other activities described in this Section 4.1.8.

4.1.9 Press Releases. Except as required by applicable law, neither Seller nor the Shareholder shall make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser.

4.1.10 Specific Performance. The parties hereto recognize and agree that in the event of a breach by Seller or the Shareholder of this Article IV, money damages would not be an adequate remedy to Purchaser and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Purchaser therefrom. Accordingly, if there should be a breach or threatened breach by Seller or the Shareholder of the provisions of this Article IV, Purchaser shall be entitled to an injunction restraining Seller and the Shareholder from any breach without showing or proving actual damages subcribed by Purchaser. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Purchaser may otherwise have under applicable law.

4.1.11 Interim Financial Statements. From the Balance Sheet Date until the Closing Date, Seller shall deliver to Purchaser financial statements for each month prepared in a manner and containing information consistent with Section 3.1.5 of this Agreement.

4.1.12 Eminent Domain. If prior to the Closing any part of the Real Property is taken or threatened to be taken under the power of eminent domain, Seller shall promptly send written notice thereof to Purchaser and Purchaser shall have the option of terminating this Agreement by giving written notice of such termination to Seller prior to the Closing. If Purchaser elects to proceed with this transaction, the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller at or prior to the Closing with respect to any such taking, and at the Closing, Seller shall assign to Purchaser all rights of Seller in and to any awards or other proceeds payable thereafter by reason of any taking relating to the Real Property.

4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees with Seller and the Shareholder that, except as otherwise agreed to in writing by Seller, between the date of this Agreement and the Closing Date:

4.2.1 Actions of Purchaser. Purchaser shall cooperate with Seller and the Shareholder and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Purchaser determines that a condition is not reasonably likely to be so satisfied, Purchaser shall promptly notify Seller of such determination.

4.2.2 Press Releases. Except as required by applicable law, Purchaser shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller.

4.2.3 Ohio EPA Approval. The parties acknowledge that, before Seller may sell the Real Property to Purchaser, Ohio law (Ohio Revised Code Section 3734.42(F)(1)) requires Purchaser to file certain disclosure statements with the Director of the Ohio EPA at least 180 days prior to the proposed change in ownership. Purchaser has requested and received an exemption from this 180-day requirement pursuant to Ohio Revised Code Section 3734.02(G) (the ".02(G) Exemption"). If the Ohio EPA disapproves the change in ownership based on those disclosure statements and such disapproval is final and non-appealable, the change in ownership is automatically null and void pursuant to the terms of Section 7.2.

4.2.4 Survey. Purchaser shall obtain a survey drawing and legal description of the Real Property prepared by a surveyor registered and licensed in Ohio (the "Survey"). The Purchaser and Seller shall each pay one-half of the cost of the Survey. The Survey shall be an ALTA/ACSM land title survey prepared in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA, ACSM and NSPS in 2005, including the certification set forth therein, which certification shall be given to Purchaser, the title company issuing the title Insurance Commitment and policy described in Section 4.2.5 hereof, and any other person which Purchaser may designate, including Purchaser's lender, if any. The Survey shall also show Items 1-4, 6-11, and 13-15 of Table A of the Minimum Standard Detail Requirements thereof. Each easement and right-of-way shall be identified by reference to the recorded document that created or reserved the easement or right-of-way, and the Survey shall confirm that there are no encroachments from or upon any abutting property. The legal description shall also be the legal description used in the Limited Warranty Deed for conveyance of the Real Property hereunder, the Title Insurance Commitment and policy described in Section 4.2.5 hereof.

4.2.5 Evidence of Title. Purchaser shall obtain a commitment for owner's title insurance (the "Title Insurance Commitment") issued by a title company of Purchaser's choice and showing that Seller has marketable fee simple title to the Real Property, free and clear of all liens and encumbrances except Permitted Liens. The Title Insurance Commitment shall state affirmatively that all parcels of Real Property which abut one another are contiguous, without gaps or gores; that on the date of the Closing, the Real Property shall have direct access to a physically open and publicly dedicated highway that abuts the Real Property, and any other coverage or endorsements which Purchaser may reasonably require. The Title Insurance Commitment shall fully and completely disclose all easements, negative or affirmative, rights-of-way, ingress or egress and any other appurtenances to the Real Property, and shall provide insurance coverage in respect of all such appurtenant rights. The Title Insurance Commitment

shall include the results of a special tax search and examination for any financing statements filed of record which affect the Real Property.

Ten (10) days prior to Closing and at the Closing, Purchaser shall obtain endorsements to the Title Insurance Commitment updating the Title Insurance Commitment to the respective date which must disclose no change in the state of the title to the Real Property (if any change is so disclosed, Purchaser shall have all of the rights set forth in the immediately following paragraph in this Section to the extent that Purchaser deems any of such changes objectionable).

If the Title Insurance Commitment or any endorsement thereto or any other title evidence obtained by the Purchaser prior to the Closing (including, without limitation, the Survey) reveals any matter, other than the Permitted Liens, which is objectionable to Purchaser in its sole discretion, Purchaser may give Seller written notice thereof and, thereupon, Seller, within ten (10) days, shall use its reasonable efforts to remedy or remove any such matter or, if Purchaser agrees, in its sole discretion, to accept such title insurance coverage, to obtain title insurance against the same. If Seller is unable to remedy, remove or obtain title insurance (which title insurance shall have been approved by Purchaser in its sole discretion) against the matter during said day period, Purchaser shall have the option of either (i) terminating this Agreement, in which event the Purchaser, Seller and the Shareholder shall be released from further liability and responsibility hereunder, or (ii) taking title to the Real Property subject to said matter. If the matter is one which can be removed by the payment of money (such as a tax lien or certificate of judgment), Seller agrees to pay such amount at the Closing as is necessary to remove such matter; except if such is an Assumed Liability, then Purchase shall pay such amount.

As of the date of the Closing, Seller shall pay or credit on the Purchase Price all delinquent taxes attributable to the Real Property together with penalties and interest thereon, all special assessments that are a lien thereon on the date of the Closing, both current and reassessed and whether due or to become due. Seller shall also pay or credit on the Purchase Price all unpaid real estate taxes not yet due for years prior to the Closing and a portion of such taxes for the year of the Closing, prorated through the date of the Closing, and any recoupment of prior taxes that is or will be payable based upon the termination of any prior reduction or exemption relating to agricultural use or otherwise. The proration of undetermined taxes shall be based on a 365-day year and on the most recently available information on tax rate and using the portion of the Purchase Price which is allocated to the Real Property for valuation. This proration shall be final.

At the Closing: (i) Purchaser shall obtain from the title company issuing the Title Insurance Commitment a "marked-up" Title Insurance Commitment or proforma title insurance policy in conformance with the requirements of this Section, together with such endorsements as Purchaser may reasonable request in its sole discretion; (ii) the Purchaser and the Seller shall each pay one-half of the cost (including all commitment fees, premiums, endorsements, update and search fees) for an owner's policy of title insurance in the amount of $989,710.00 to be issued to Purchaser pursuant to said "marked up" Title Insurance Commitment or proforma title insurance policy; and (iii) Purchaser shall pay all such costs incurred in the issuance of a loan title insurance policy for the protection of Purchaser's lender, if any.

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

5.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser under this Agreement to effect the Closing is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Purchaser):

5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller and the Shareholder contained in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Purchaser hereunder or in connection with the negotiation, execution or performance of this Agreement shall have been true on the date hereof without regard to any updated Disclosure Schedules furnished to Purchaser after the date hereof and prior to the Closing, and shall be true on the Closing Date with the same force and effect as though such representations and warranties were made as of such date.

5.1.2 Compliance with this Agreement. Seller and the Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller and the Shareholder dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller and the Shareholder have obtained all approvals, consents and waivers required with respect to Seller or the Business by Section 5.1.7 hereof.

5.1.4 ***[RESERVED]***

5.1.5 Financing. Purchaser shall have obtained financing in an amount and on terms suitable to Purchaser, in Purchaser's sole discretion;

5.1.6 No Threatened or Pending Litigation. There shall be no suit, action or other proceeding, or injunction or final judgment relating thereto, pending or, to the knowledge of Seller, the Shareholder or Purchaser, threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Seller, the Shareholder or Purchaser to be ongoing that might result in any such suit, action or proceeding; provided, however, that neither the Settlement Agreement nor Consent Decree shall be considered in any manner as restraining or prohibiting this Agreement or consummation thereof.

5.1.7 Approvals, Consents and Waivers. Seller and the Shareholder shall have delivered to Purchaser, or there shall otherwise have been obtained, all approvals, consents and waivers (including the expiration of any applicable waiting period under any applicable Regulations) from governmental and other regulatory agencies, customers, suppliers, lessors and other third parties which, in the reasonable judgment of Purchaser, are necessary or required to consummate this Agreement and the transactions contemplated hereby.

5.1.8 Material Adverse Changes. Between the Balance Sheet Date and the Closing Date, there shall have been no material adverse change in the operations, prospects, assets, liabilities or condition (financial or otherwise) of the Business.

5.1.9 Transfer of Authorizations. Seller shall have duly transferred to Purchaser all Authorizations relating to the Business that are transferable by law or that are transferable under the terms of the applicable contract, permit or license.

5.1.10 Intentionally Omitted

5.2 Conditions Precedent to the Obligations of Seller and the Shareholder. The obligations of Seller and the Shareholder under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Seller):

5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate, statement, document or instrument furnished to Seller hereunder or in connection with the negotiation, execution or performance of this Agreement shall be true on the Closing Date with the same force and effect as though such representations and warranties were made as of such date.

5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

5.2.3 Closing Certificate. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

5.2.4 No Threatened or Pending Litigation. There shall be no suit, action or other proceeding, or injunction or final judgment relating thereto, pending or, to the knowledge of Seller, the Shareholder or Purchaser, threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Purchaser to be ongoing that might result in any such suit, action or proceeding.

5.2.5 Approvals, Consents and Waivers. The parties hereto shall have obtained all approvals, consents and waivers from governmental and other regulatory agencies (including, without limitation, the .02(G) Exemption) which, in the reasonable judgment of the Seller and the Shareholder are necessary or required to consummate this Agreement and the transactions contemplated hereby.

5.2.6 Lender Approval. The Shareholder's and the Seller's lender shall have approved the transactions contemplated by this Agreement and released all of its liens on the Purchased Assets.

5.2.7 Letter from Purchaser's Lender. The Shareholder and the Seller shall have received from Purchaser's lender(s) that either obtains, or has the right to obtain, a lien on any of the Purchased Assets a written confirmation that such lender(s) shall immediately terminate and release any and all liens and mortgages in and to the Purchased Assets, without cost to the Seller or the Shareholder, and free of any debts or obligations to such lender(s) if the transaction contemplated by this Agreement is rescinded and unwound as a result of not receiving the Disclosure Statement Approval as described in Section 7.2 hereof.

ARTICLE VI - INDEMNIFICATION

6.1 Indemnification Obligations of Seller and the Shareholder. Subject to the limitations set forth in this Article VI, from and after the Closing, each of Seller and the Shareholder, jointly and severally, shall reimburse, defend, indemnify and hold harmless Purchaser, all of Purchaser's affiliates and their respective successors and assigns (each an "Indemnified Purchaser Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

(a) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Sections 1.5.1 and 7.6 of this Agreement and the Assignment and Assumption Agreement;

(b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller, the Business or the Purchased Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller, the Shareholder or any director, officer, employee, agent, representative, consultant or subcontractor of Seller, except Seller and the Shareholder shall not be obligated to reimburse, defend, indemnify or hold harmless any Indemnified Purchaser Party for or in connection with any action, suit, claim or legal, administrative, arbitration, governmental or other proceedings or investigation relating to or in connection with, those liabilities and obligations of Seller which Purchaser specifically assumes and agrees to pay and/or perform pursuant to Sections 1.5.1 or 7.6 of this Agreement and pursuant to the Assignment and Assumption Agreement; or

(c) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or the Shareholder under this Agreement (without giving effect to any supplements to the Disclosure Schedules), or from any misrepresentation in or omission from any Disclosure Schedule, certificate, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1.

6.2 Indemnification Obligation of Purchaser. From and after the Closing, Purchaser shall reimburse, defend, indemnify and hold harmless Seller and its successors or assigns and the Shareholder (each an "Indemnified Seller Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

(a) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser or to which Purchaser has agreed to perform pursuant to Sections 1.5.1 and 7.6 of this Agreement and the Assignment and Assumption Agreement;

(b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Business in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Purchaser or any shareholder, director, officer, member, manager, employee, agent, representative, consultant or subcontractor of Purchaser, except for those liabilities or obligations which Seller and the Shareholder are obligated to indemnify the Indemnified Purchaser Parties pursuant to Section 6.1 hereof; or

(c) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any schedule, certificate, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

6.3 Cooperation. In the event of a claim, suit, proceeding, action or assessment brought by a third party ("Third Party Claim") against either Purchaser, Seller or the Shareholder which gives rise to or which reasonably may give rise to an indemnification claim hereunder, the parties hereto shall cooperate with each other in connection with such Third Party Claim and shall provide each other with access to relevant personnel, books, records and other information in their possession. If Purchaser, Seller or the Shareholder receives any such Third Party Claim, it shall give prompt written notice of the same to such other party.

6.4 Limitation. Seller and the Shareholder shall not have any liability for claims for the indemnification, reimbursement, defense, hold harmless or otherwise of Purchaser or any Indemnified Purchaser Party under Section 6.1 hereof unless the amount of each such claim exceeds $25,000; provided, however, that the aggregate liability of the Seller and the Shareholder for all such claims under Section 6.1(c) hereof shall not exceed a total of $350,000 ("Aggregate Indemnification Liability"). Notwithstanding the foregoing, the Aggregate Indemnification Liability shall not apply as to (i) any liabilities retained by Seller and/or the Shareholder pursuant to Section 1.5.2 of this Agreement; (ii) those payment obligations that Seller is obligated to pay under the Consent Decree and Settlement Agreement pursuant to the terms of this Agreement; (iii) any liability or obligation relating to a breach by Seller or the

Shareholder of Sections 3.1.21 or 4.1.7 of this Agreement; and (iv) any breach by Seller or the Shareholder of Sections 7.3 or 7.4 of this Agreement.

6.5 Other Rights and Remedies. The indemnification rights of the parties under this Article VI are independent of and in addition to such other rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto; provided, however, that except in connection with an action for specific performance or injunctive relief, any such other rights and remedies described in this Section 6.5 are subject to the limitations set forth in Section 6.4 hereof.

6.6 Notice and Opportunity to Defend.

(a) If an indemnified party has incurred or suffered losses for which it may be entitled to indemnification under this Article VI, such indemnitee shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to the Shareholder or the Purchaser (as the case may be) (the "Indemnifying Party"). Each notice shall state the amount of claimed losses (the "Claimed Amount"), if known, and the factual background and basis for such claim in reasonably sufficient detail so as to enable the Indemnifying Party to understand and respond to the Claim Notice.

(b) The indemnitee shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 6.6 may be sought; provided, however, that no Indemnifying Party shall have any liability for Losses hereunder except to the extent of any Loss or material prejudice caused by or arising out of such delay. The Indemnifying Party may, upon written notice thereof to the indemnitee, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the indemnitee. If the Indemnifying Party does not so assume control of such defense, the indemnitee shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if (i) counsel for the Indemnifying Party reasonably concludes that the Indemnifying Party and the indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, or (ii) if the Purchaser determines in good faith and with reasonable probability that a Third Party Complaint would materially adversely affect it other than as a result of money damages for which it would be entitled to indemnification under this Agreement, the indemnitee may, by notice to the Indemnifying Party and utilizing counsel reasonably satisfactory to the Indemnifying Party, assume control of such defense and the reasonable fees and expenses of one counsel to all of the indemnities shall be considered "Losses" for purposes of this Agreement, whether or not the indemnitee prevails in such action, suit or proceeding. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the indemnitee, which shall not be unreasonably withheld, conditioned

or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the indemnitee for all liability with respect thereto or (B) imposes any liability or obligation on the indemnitee).

(c) For the purposes of this Article VI, any Losses sustained by an indemnitee shall be reduced by the amount of recovery received from any insurance company in connection with such claim or matter.

ARTICLE VII - POST CLOSING MATTERS

7.1 Employees.

(a) Purchaser is obligated to hire at Closing no less than that number of employees of Seller to assure that the Worker Adjustment and Restraining Notification Act (the "WARN Act") or any other applicable state and local plant closing, mass layoffs, relocation or severance coverage laws associated with employees of Seller are not applicable and are not required to be complied with by Seller and/or the Shareholder. For purposes of this Section 7.1, "Employees" shall mean those employees of Seller to whom Purchaser shall offer employment. Purchaser shall notify Seller of the identity of the Employees prior to the Closing. Seller shall terminate, effective as of the Closing Date, all employment arrangements it has with any of the Employees.

(b) Seller shall be responsible for (i) the payment of all wages and other remuneration due to Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including, without limitation, pro rata bonus payments and all accrued but unused vacation pay earned prior to the Closing Date, if any; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with applicable Regulations.

(c) Purchaser shall not assume, nor have any liability with respect to, any of Seller's or the Shareholder's "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA) or any stock purchase, stock option, severance, employment, fringe benefit, bonus, incentive, deferred compensation, employee loan, collective bargaining or other employee benefit plan, agreement, program, policy or arrangement under which (i) any current or former employee, director or consultant of Seller or any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended) has any present or future right to benefits and which is contributed to, sponsored by or maintained by Seller or any member of its Controlled Group or (ii) Seller or any member of its Controlled Group has had or has any present or future liability.

7.2 Potential Statutory Unwind after Closing. Obtaining approval of the change in ownership of the Real Property based on certain disclosure statements filed by Purchaser (the "Disclosure Statement Approval") is a condition subsequent to the Closing. The parties

acknowledge that Ohio law provides that Disclosure Statement Approval is necessary to finalize transfer of ownership of the Real Property. The parties acknowledge that by proceeding with the Closing after receiving the .02(G) Exemption but prior to receiving the final Disclosure Statement Approval, the parties must include in this Agreement a provision expressly making the change in ownership subject to the approval of the Ohio EPA and expressly negating the Closing if it is disapproved by the Ohio EPA. This Section 7.2, therefore, is required to be included in this Agreement pursuant to Ohio Revised Code § 3734.42(F)(2). During the period after the Closing but prior to receiving the Disclosure Statement Approval from the Ohio EPA, the Purchaser shall not make changes to or dispose or transfer any of the Purchased Assets in excess of an aggregate of $100,000 without the written consent of the Shareholder. In the event that Disclosure Statement Approval is not obtained for any reason after Purchaser's best efforts to obtain Disclosure Statement Approval, all transactions provided in this Agreement shall be rescinded and shall be null and void and the parties must comply with the provisions of this Section 7.2. Each party to this Agreement shall take all commercially reasonable action necessary to place the other party to this Agreement in the same economic and legal position that they shall have been in on the Closing Date. The parties shall exchange additional documents, such as deeds and other title documents, as shall be necessary to carry out the intentions set forth in this Section. The parties shall share equally all transfer taxes necessary to accomplish the foregoing, unless the Purchaser is required by law to pay such transfer tax, then the Purchaser shall pay such. Purchaser shall not be entitled to the time value of money on the Purchase Price, and all of the Purchased Assets shall be returned to Seller (i) free and clear of any and all liens, mortgages, pledges, security interest, charges, claims, restrictions or other encumbrances of any kind whatsoever, and (ii) in no worse condition, ordinary wear and tear excepted, than such Purchased Assets were in at the Closing. Subject to the foregoing, no party to this Agreement shall, as a result of such rescission, be unjustly enriched, and the parties shall take such actions as shall be necessary to avoid or correct any such unjust enrichment. For this purpose, if Purchaser acquires new equipment, then such assets and expansion shall be delivered to Seller; provided, however, that Purchaser and Seller shall mutually have agreed upon an amount for which Purchaser shall be compensated for such newly-acquired equipment.

7.3 Agreement Not to Compete. As a significant inducement to Purchaser to enter into and perform its obligations under this Agreement, each of Seller and the Shareholder agrees that, until the third (3rd) anniversary of the Closing Date, neither it nor any of its affiliates shall, anywhere within a two hundred (200) mile radius of the facility located at 300 South West End Avenue, Dayton, Ohio ("Restricted Territory"), directly or indirectly, operate, control, manage or own a facility which is competitive with the Business as being conducted by the Seller as of the Closing Date; except nothing contained in this paragraph shall limit or restrict within the Restricted Territory the Seller, the Shareholder or any of their affiliates from, directly or indirectly, operating, controlling, owning or managing a facility that, or performing activities or soliciting customers or work that, relate to or in connection with (i) work or services, either as a contractor or a subcontractor, at, on or for facilities owned or operated by the U.S. Department of Defense ("DOD") or U.S. Department of Energy ("DOE"); (ii) radioactive waste; (iii) mixed waste, which is waste containing both hazardous waste and radioactive waste; or (iv) remediation or other services for or on or at governmental or other facilities similar to that presently being conducted by the Seller, the Shareholder or an affiliate thereof at a facility located in or about Portsmouth, Ohio. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other

relief available to it, shall be entitled to temporary and permanent injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.3 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.4 Non-Solicitation. Until the third anniversary of the Closing Date, neither Seller nor the Shareholder (nor any of their affiliates) shall directly or indirectly (except on behalf of and for the benefit of Purchaser or any of Purchaser's affiliates) solicit or offer employment to any Employee who is then an employee of Purchaser or except nothing contained herein shall limit Seller or its affiliate from employing such employee who has terminated his/her employment with the Purchaser and thereafter solicits the Seller or any of its affiliates for employment without such employee being solicited by the Seller or such affiliate.

7.5 Discharge of Seller's Obligations. From and after the Closing Date, Seller and the Shareholder shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities of Seller that have not been assumed by Purchaser under Sections 1.5.1 and 7.6 of this Agreement and the Assignment and Assumption Agreement, including, but not limited to, Assumed Liabilities.

7.6 Discharge of Purchaser's Obligations and Assumed Liabilities. After the Closing Date, Purchaser shall pay, discharge and perform, at Purchaser's sole cost and expense, on a timely basis, but not later than when due, all (i) Assumed Liabilities; (ii) all obligations and liabilities of Purchaser accruing, arising or to be performed after the Closing Date under or with respect to the Consent Decree and the Settlement Agreement; (iii) all obligations and liabilities of Purchaser under, in connection with or with respect to the Supplemental Environmental Projects set forth in ARTICLE VI of the Consent Decree; and (iv) such other obligations and liabilities that Purchaser has agreed to pay and/or perform under this Agreement and the Assignment and Assumption Agreement.

7.7 Payments Received. Seller, Purchaser and the Shareholder agree that after the Closing they will hold and will promptly transfer and deliver to the applicable party, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the applicable other party, including without limitation, any insurance proceeds and payments on account of accounts receivable, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.

7.8 Consent Decree and Settlement Agreement.

(a) Purchaser shall maintain copies of any and all notices, reports, submittals or other documents received and/or submitted by Purchaser with respect to the Consent Decree and Settlement Agreement. Upon the reasonable request of Seller, Purchaser shall make all such documents available to Seller and, to the extent that any item under the Consent Decree requires

the prompt attention of Seller, Purchaser shall provide timely notice to Seller of such item. Purchaser shall also provide monthly reports to Seller regarding the status of items required pursuant to the Consent Decree which are to be undertaken by Purchaser.

(b) To the extent the ability to comply with the parties' respective obligations under the Settlement Agreement and Consent Decree as set forth on Exhibit C is (i) unclear on its face or (ii) impacted by an event, occurrence or situation, financial or technical, not reasonably foreseen by either of the parties, the parties agree to cooperate and work together to address and resolve such situation.

7.9 Further Assurances. From time to time at another party's request and without further consideration, a party shall execute and deliver such further instruments of conveyance, assignment and transfer, and take such other actions as the requesting party may reasonably propose, in order to more effectively convey and transfer any of the Purchased Assets or otherwise accomplish the transactions contemplated by this Agreement. Purchaser shall provide Seller with reasonable access to any operating records transferred to Purchaser pursuant to this Agreement to the extent that such records are necessary for Seller to comply with applicable Regulations or Authorizations.

7.10 Financial Assurance and Release of Financial Assurance. Purchaser shall have 60 days to deliver to the Ohio EPA the financial assurance, in an amount and in form satisfactory to the Ohio EPA, covering the Business and the Real Property as required under and pursuant to applicable Environmental Laws in order for the Ohio EPA to release the Seller's and the Shareholder's financial assurance on deposit with the Ohio EPA in connection with the Business and the Real Property. For each day over 60 days that Purchaser does not have financial assurance, Purchaser shall owe Seller $100.00 per day. Such amounts owing by Purchaser shall be paid on or before the end of each month for which such amounts are due. Purchaser shall take all steps reasonably necessary to ensure that the Ohio EPA releases the Seller and Shareholder from its financial assurance obligations as required by applicable Environmental Law, including, but not limited to, 40 CFR 270.40 in connection with the operation of the Business and the Real Property.

ARTICLE VIII - MISCELLANEOUS

8.1 Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(i) by mutual consent of Seller and Purchaser;

(ii) by Purchaser, at any time if the representations and warranties of Seller or the Shareholder made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter;

(iii) by Seller, at any time if the representations and warranties of Purchaser made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter; or

(iv) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by March 31, 2008.

(b) In the event of the termination of this Agreement pursuant to the provisions of this Section 8.1, this Agreement (except for this Article VIII, all of which shall survive) shall become void and have no effect, without any liability on the part of any of the parties or their directors, officers, shareholders, member, managers or employees in respect of this Agreement.

8.2 Brokers' and Finders' Fees. Except for Wedbush Morgan Securities, which have been retained by the Shareholder and Seller, each of the parties hereto represents and warrants to the other that it has dealt with no brokers, finders or the like in connection with the transactions contemplated by this Agreement, and each agrees to indemnify the other parties and to hold the other parties harmless against all claims, liabilities, costs or expenses of or from any brokerage commissions or like fees resulting from the actions of the indemnifying party in connection with the execution or performance of this Agreement.

8.3 Expenses. Each party shall bear its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including, without limitation, the costs of any accountants, attorneys, brokers, financial advisors, etc.), it being understood that such costs and expenses (including the costs of any accountants, attorneys, brokers, financial advisors, etc. retained by or representing Seller or the Shareholder) of Seller or the Shareholder shall not be transferred as liabilities of the Business.

8.4 Sales and Use Taxes. To the extent permitted under Ohio law, Purchaser and Seller shall each be responsible for one-half of any payments for all federal, state, local and foreign sales, use, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith.

8.5 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Except as expressly provided in Article VI, it is not intended to confer upon any other person not a party hereto any rights or remedies hereunder. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including, without limitation, the letter of intent dated October 2, 2007, between Seller, the Shareholder and Purchaser.

8.6 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except that Purchaser may freely assign this Agreement to an affiliate of Purchaser. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

8.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:

If to Purchaser, to: Clean Water, LTD 2480 Jackson Pike Columbus, OH 43222 Facsimile: (614) 539-8286 Attention: Brad M. Malatesta	If to Seller or the Shareholder, to: Perma-Fix Environmental Services, Inc. 8302 Dunwoody Place, Suite 250 Atlanta, GA 30350 Facsimile: (770) 587-9937 Attention: Dr. Louis F. Centofanti, President
With a required copy to:	With a required copy to:
Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Facsimile: (614) 719-5014 Attention: John C. Vorys	Conner & Winters, LLP 211 North Robinson, Suite 1700 Oklahoma City, Oklahoma 73102 Facsimile: (405) 232-2695 Attention: Irwin H. Steinhorn, Esq.

or to such other address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

8.9 Confidential Information. From and after the date hereof, neither party shall disclose to any person (other than another party to this Agreement or any affiliate of a party to this Agreement) in any manner, directly or indirectly, any confidential or proprietary information or data whether of a technical or commercial nature ("Confidential Information"), or use or assist any person to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes, but is not limited to, any and all (i) proprietary computer software, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information; and (iii) information concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services. All information disclosed by one party to another party pursuant to the negotiation and execution of this Agreement shall be presumed to be Confidential Information.

8.10 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

8.11 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Ohio without regard to the principles of conflict of laws thereof.

8.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.13 Remedies Cumulative. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

SELLER:

PERMA-FIX OF DAYTON, INC.

By [signature]
Name LARRY MCNAMARA
Title VICE PRESIDENT

PURCHASER:

OGM, LTD

By____________________
Name____________________
Title____________________

SHAREHOLDER:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By [signature]
Name LARRY MCNAMARA
Title CHIEF OPERATING OFFICER

IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

SELLER:	PURCHASER:
PERMA-FIX OF DAYTON, INC.	OGM, LTD
By__________________________	By *[signature]*
Name________________________	Name Brad M. Malatesta
Title_________________________	Title President

SHAREHOLDER:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By__________________________
Name________________________
Title_________________________